Exhibit 99.5

Talking Points for Recruitment Representatives

Was There an Acquisition Made by American Mobile or AMN Healthcare?

On July 28, 2010, AMN Healthcare, parent company of American Mobile Healthcare, entered into an agreement to acquire Medfinders, a leading national provider of clinical workforce managed services programs and healthcare staffing. Medfinders has multiple brands through which it provides travel nurse and allied staffing, per diem nurse staffing, locum tenens, physician search and home health services. You might be most familiar with their larger brands of Nursefinders , Linde, Resources on Call and Club Staffing.

Why Are You Acquiring Medfinders?

Bringing together the experience of both companies will provide you with access to more jobs and career opportunities. It also enables us to offer a broader array of workforce solutions to our increasingly diverse clientele.

Will I Have Access to More Jobs?

Yes! By bringing these two organizations together, we will be able to provide you access to even more job opportunities, locally and nationwide.

What about My Relationship with My Recruiter?

We know that your relationship with your recruiter is an important one; therefore, we are not planning to change your primary recruiter relationship unless you request us to do so.

How Can I Learn More About This?

You can visit the AMN Healthcare Web site to read the news release about the definitive agreement.

What are the Next Steps?

The transaction is expected to close August 31, 2010, and will be subject to the customary closing conditions and regulatory approvals. Until closing, AMN Healthcare and Medfinders will continue to function as two separate entities. We will communicate more information to you in the coming weeks as it becomes available.

In the meantime, we are conducting business as usual and want to do everything possible to meet your current and future needs. How can I help in that capacity?

For AMN Employees only. This is not for external distribution. Please note:

Important Information

AMN Healthcare intends to file a proxy statement and other relevant materials with the SEC to obtain shareholder approval of (i) the convertibility of the preferred stock to be issued to Medfinders’ shareholders in the acquisition into shares of AMN Healthcare common stock and (ii) the voting rights of such preferred stock (the “Stockholder Approval”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE STOCKHOLDER APPROVAL. The proxy statement, any amendments or supplements to the proxy statement and other relevant documents filed by AMN Healthcare with the SEC will be available free of charge through the web site maintained by the SEC at www.sec.gov or by calling the SEC at telephone number 1-800-SEC-0330. Free copies of these documents may also be obtained from AMN Healthcare’s website at www.amnhealthcare.com or by writing to: AMN Healthcare Services, Inc., 12400 High Bluff Drive, Suite 100, San Diego, California 92130, Attention: Investor Relations.

AMN Healthcare and its directors and executive officers are deemed to be participants in the solicitation of proxies from the stockholders of AMN Healthcare in connection with the Stockholder Approval. Information regarding AMN Healthcare’s directors and executive officers is included in AMN Healthcare’s definitive proxy statement for its 2010 annual meeting of stockholders held on April 14, 2010, which was filed with the SEC on March 12, 2010. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed in connection with the Stockholder Approval.